                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                       THE SPORTSMAN'S GUIDE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 23, 1998

To Our Shareholders:

    The Annual Meeting of Shareholders of The Sportsman's Guide, Inc., a Minnesota corporation (the "Company"), will be held at IDS Tower, 50th Floor, Galaxy Room, 80 S. Eighth Street, Minneapolis, Minnesota on Thursday, April 23, 1998, at 10:00 a.m., Minnesota time, for the following purposes:

        1. Election of seven directors to serve until the next Annual Meeting and until their respective successors have been elected and qualified;

        2. Ratification of the engagement of Grant Thornton LLP as independent certified public accountants for the Company for the fiscal year ending January 3, 1999; and

        3. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Only holders of record of the Company's Common Stock at the close of business on February 27, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

    All shareholders are cordially invited to attend the Annual Meeting in person.

                                          By Order Of The Board Of Directors

                                                      [SIGNATURE]

                                          Charles B. Lingen, SECRETARY

South St. Paul, Minnesota
March 25, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN
       AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                          THE SPORTSMAN'S GUIDE, INC.
                               411 FARWELL AVENUE
                        SOUTH ST. PAUL, MINNESOTA 55075

                            ------------------------

                                PROXY STATEMENT

                                  MAILING DATE
                                 MARCH 25, 1998
                            ------------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Sportsman's Guide, Inc., a Minnesota corporation (the "Company"), for use for the purposes set forth herein at its Annual Meeting of Shareholders to be held on April 23, 1998 and any adjournments thereof. All properly executed proxies will be voted as directed by the shareholder on the proxy card. If no direction is given, proxies will be voted in accordance with the Board of Directors' recommendations and, in the discretion of the proxy holders, in the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof. Any proxy may be revoked by a shareholder by delivering written notice of revocation to the Company or in person at the Annual Meeting at any time prior to the voting thereof.

                       VOTING SECURITIES AND RECORD DATE

    The Company has one class of voting securities outstanding, namely Common Stock, par value $.01 per share. Only holders of record of the Company's Common Stock at the close of business on February 27, 1998 are entitled to notice of and to vote at the Annual Meeting. As of February 27, 1998, there were 4,014,649 shares of Common Stock outstanding, and each share is entitled to one vote on all matters to be voted upon at the Annual Meeting. Under the Company's Restated Articles of Incorporation and Bylaws, each shareholder has the right to vote cumulatively for the election of directors by giving written notice of his intent to cumulate his votes to any officer of the Company before the Annual Meeting or to the presiding officer of the Company at the Annual Meeting at any time before the election of directors. Under cumulative voting, each shareholder has the right to cast that number of votes per share equal to the number of directors to be elected and may cast all of the shareholder's votes for a single candidate or distribute those votes among any number of candidates. In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the proxy holders will vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the proxy holders may determine.

    The presence in person or by proxy of holders of 40% of the shares of the Company's Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

    Directors are elected by a plurality of the votes cast by the holders of Common Stock at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted toward a nominee's achievement of a plurality and thus will have no effect. A broker non-vote occurs when a broker submits a proxy that indicates the broker does not have discretionary authority to vote the shares on a particular matter.

                 MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING

1. ELECTION OF DIRECTORS

    Seven directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. Unless otherwise directed, it is the intention of the persons named in the accompanying proxy to vote each proxy for the election of the nominees listed below. Each nominee is presently a director of the Company. If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxy holders will vote for the election of such substitute nominee as the Board of Directors may recommend. The Company and the Board of Directors have no reason to believe that any substitute nominee will be required.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

    Set forth below is certain information with respect to each nominee for director.

    VINCENT W. SHIEL, Ph.D, 64, has been a director of the Company since 1990 and was elected Chairman of the Board in 1994. Dr. Shiel owns an interest in and serves as a director of ABN Sports Supply, Inc. ("ABN Sports"), a wholesale firearms distributor. Dr. Shiel is a principal shareholder and has served as President and a director of Outdoor Consulting, Inc., a management consulting firm, since 1988. From 1984 to 1988, Dr. Shiel served on the board of directors and owned a controlling interest in Gander Mountain, Inc. ("Gander Mountain"), then a retail mail order catalog company specializing in outdoor sporting equipment. Dr. Shiel resigned as a director of and sold his controlling interest in Gander Mountain in 1988. Dr. Shiel was the principal owner and President of Outdoor Sports Headquarters, Inc., a hunting and sporting goods wholesaler, from its formation in the early 1960s until 1978.

    GARY OLEN, 55, is a co-founder of the Company and served as its Executive Vice President and Secretary from its incorporation in 1977 until December 31, 1993. Mr. Olen was elected President and Chief Executive Officer in 1994. Mr. Olen has been a director of the Company since its incorporation. From 1970 to 1977, Mr. Olen was employed as the Marketing Director for Fidelity File Box, Inc. ("Fidelity File Box"), which sells corrugated storage products, office and industrial equipment and office industrial supplies through mail order catalogs. From 1967 to 1970, Mr. Olen was a Merchandise Manager with C&H Distributors, a business-to-business mail order catalog specializing in the sale of industrial and office equipment. From 1960 to 1967, Mr. Olen was employed in the catalog division of J.C. Penney Company. Mr. Olen was also the sole proprietor of the predecessor of the Company, The Olen Company, founded in 1970.

    GREGORY R. BINKLEY, 49, has been a director of the Company since 1995. Mr. Binkley has been employed by the Company since February 1994 and was elected Vice President in April 1994, Senior Vice President of Operations and Chief Operating Officer in 1995 and Executive Vice President in 1996. From 1993 to 1994, Mr. Binkley served as an independent operations consultant. From 1990 to 1993, Mr. Binkley was employed by Fingerhut Companies, Inc. ("Fingerhut"), a mail order catalog business, as Director of Distribution. From 1988 to 1990, Mr. Binkley was Director of Distribution with Cable Value Network, Inc., a cable television retailer. From 1975 to 1988, Mr. Binkley was employed by Donaldsons Department Stores, a division of Allied Stores Corporation, serving as Vice President of Finance and Operations from 1987 to 1988 and Vice President of Operations from 1981 to 1987.

    CHARLES B. LINGEN, 53, has been a director of the Company since 1995. Mr. Lingen has been employed by the Company since May 1994 as its Chief Financial Officer, Vice President of Finance and Treasurer, in 1995 was elected Secretary and in 1996 was elected Senior Vice President of Finance. From 1973 to 1994, Mr. Lingen was employed by Fingerhut, serving as Vice President of Finance and Controller from 1989 to 1994.

    LEONARD M. PALETZ, 63, is a co-founder of the Company and served as Chairman of the Board, Chief Executive Officer, Treasurer and a director from the Company's incorporation in 1977 until 1994. Mr. Paletz resigned his offices of Chairman of the Board, Chief Executive Officer and Treasurer in May 1994, retiring as an employee of the Company effective December 31, 1994. Mr. Paletz also served as the Company's President from its incorporation through December 31, 1993. From 1962 through 1977, Mr. Paletz was employed by Fidelity File Box in various positions including Vice President and General Manager and was also a director and shareholder of Fidelity File Box.

    MARK F. KROGER, 44, has been a director of the Company since 1990. He is the former Chairman of the Board, President, Chief Executive Officer and Treasurer of ABN Sports. Mr. Kroger served as President and a director of ABN Sports from 1987 to December 1997. Mr. Kroger also served as the Chairman of the Board, President and Chief Executive Officer of LMV, Inc. dba Ohio Powder Company, a wholesale distributor of gun powder, from 1995 to December 1997 and as the President and a director of MKS Supply, Inc., a marketer and seller of firearms to distributors, from 1993 to December 1997. Mr. Kroger was employed by Outdoor Sports Headquarters, Inc. from 1973 to 1985 where he held various positions in sales and merchandising.

    WILLIAM T. SENA, 60, has been a director of the Company since 1990. He is an investment advisor with Sena Weller Rohs Williams, Inc., an investment advisory firm. Mr. Sena has been associated with the investment advisory firm and its predecessor since 1965. Mr. Sena is also a director of Phoenix Medical Technology, Inc.

MEETINGS OF THE BOARD AND COMMITTEES

    During fiscal 1997, the Board of Directors held four meetings and took action by unanimous written consent eight times. Each director attended all Board meetings held during 1997, except that Mr. Paletz was not present at one meeting.

    The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Board has no nominating committee.

    The Board of Directors established the Audit Committee on February 13, 1997. Prior to that time, audit committee functions were performed by the entire Board. The Audit Committee consists of Mark F. Kroger, Leonard M. Paletz and William T. Sena and has the responsibility to meet with Company personnel and representatives of the Company's independent auditors to review internal auditing procedures and matters related to the Company's annual audit. The Audit Committee recommends to the Board of Directors the appointment of independent public accountants. The Audit Committee did not meet or take any action during 1997.

    The Compensation Committee consists of Vincent W. Shiel, Leonard M. Paletz and William T. Sena. The Compensation Committee has the responsibility to review the salaries, bonuses and stock options for, as well as any other compensation of, the officers of the Company. The Committee recommends any changes or updates to officer compensation to the Board of Directors for its approval. The Compensation Committee took action by unanimous written consent one time during 1997.

    The Board of Directors established the Executive Committee on December 6, 1997. The Executive Committee consists of Vincent W. Shiel, Gary Olen and William T. Sena. The Executive Committee is empowered to exercise all of the powers and authority of the Board of Directors between meetings of the Board. The Executive Committee did not meet or take any action during 1997.

DIRECTOR COMPENSATION

    The Company does not currently pay directors fees. Directors are reimbursed for out-of-pocket expenses incurred in attending board meetings.

2. RATIFICATION OF ENGAGEMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has engaged Grant Thornton LLP to audit the books, records and accounts of the Company for the fiscal year ending January 3, 1999. The Board has determined that it is desirable to request that the shareholders ratify the selection. Grant Thornton LLP has served as the Company's independent certified public accountants since 1989. The Board of Directors will reconsider the engagement of Grant Thornton LLP if its selection is not ratified by the shareholders (although it is not obligated to select other independent public accountants).

    It is anticipated that a representative of Grant Thornton LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

3. OTHER BUSINESS

    The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if other matters should properly come before the Annual Meeting or any adjournments thereof, the proxy holders will vote the proxies thereon in their discretion.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid to the Chief Executive Officer and to each of the other executive officers of the Company whose total annual salary and bonus for fiscal 1997 exceeded $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company for each of the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                  ANNUAL COMPENSATION     LONG-TERM
                                                                                                        COMPENSATION
                                                                                  --------------------  -------------
                                                                                   SALARY      BONUS       OPTIONS
NAME AND PRINCIPAL POSITION                                              YEAR        ($)        ($)          (#)
---------------------------------------------------------------------  ---------  ---------  ---------  -------------
Gary Olen............................................................       1997    207,782    110,000       33,790
  President and Chief                                                       1996    137,127    158,000       38,950
  Executive Officer                                                         1995    126,253     --           --

Gregory R. Binkley...................................................       1997    129,985     60,000       20,740
  Executive Vice                                                            1996    103,275     86,500       21,210
  President and Chief Operating Officer                                     1995     98,269     --           --

Charles B. Lingen....................................................       1997    119,165     50,000       15,420
  Senior Vice President                                                     1996     97,218     79,500       17,670
  of Finance, Chief                                                         1995     90,816     --           --
  Financial Officer and Secretary/Treasurer

William G. Luth(1)...................................................       1997    125,705     50,000       17,250
  Senior Vice President                                                     1996     94,311     79,500       17,670
  of Marketing                                                              1995     42,489     --           --

John M. Casler(2)....................................................       1997    100,235     45,000       10,000
  Vice President of                                                         1996     96,661     47,000        5,500
  Merchandising

------------------------

(1) Mr. Luth was employed by the Company in June 1995. Salary paid in 1995 consists of amounts paid from such date to the end of the fiscal year. Mr. Luth resigned his employment with the Company effective March 6, 1998.

(2) Mr. Casler was employed by the Company in January 1996. Salary paid in 1996 consists of amounts paid from such date to the end of the fiscal year. Mr. Casler was deemed an executive officer of the Company for reporting purposes effective February 23, 1998.

    The following table sets forth information with respect to the Named Executive Officers concerning the grant of options during fiscal 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                  --------------------------------------------------------
                                                                                            POTENTIAL REALIZABLE
                                                                                                   VALUE
                                                                                            AT ASSUMED RATES OF
                                                                                                   STOCK
                                    NUMBER OF      # OF TOTAL                                PRICE APPRECIATION
                                   SECURITIES     OPTIONS/SARS     EXERCISE                         FOR
                                   UNDERLYING      GRANTED TO       OR BASE                   OPTION TERM (1)
                                  OPTIONS/SARS    EMPLOYEES IN       PRICE     EXPIRATION   --------------------
NAME                               GRANTED (#)     FISCAL YEAR      ($/SH)        DATE        5%($)     10%($)
--------------------------------  -------------  ---------------  -----------  -----------  ---------  ---------

Gary Olen.......................       33,790            26.0%          4.00      4/18/07      85,001    215,410

Gregory R. Binkley..............       20,740            16.0%          4.00      4/18/07      52,173    132,217

Charles B. Lingen...............       15,420            11.9%          4.00      4/18/07      38,790     98,302

William G. Luth.................       17,250            13.3%          4.00      4/18/07      43,394    109,968

John M. Casler..................       10,000             7.7%          4.00      4/18/07      25,156     63,750

------------------------

(1) The compounding assumes a ten-year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

    The following table sets forth information with respect to the Named Executive Officers concerning options held at fiscal year end 1997.

                    AGGREGATED FISCAL YEAR END OPTION VALUES

                                                                      NO. OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS/ SARS AT FY-END    IN-THE- MONEY OPTIONS/SARS
                                        SHARES          VALUE                (#)                    AT FY- END ($)
                                      ACQUIRED ON     REALIZED    --------------------------  --------------------------
NAME                                 EXERCISE (#)        ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Gary Olen.........................        --             --           69,273        80,342       141,775        213,056
Gregory R. Binkley................        --             --           31,708        15,555        77,637         25,277
Charles B. Lingen.................        --             --           23,400        11,565        61,561         18,793
William G. Luth...................        --             --           21,983        12,937        62,227         21,023
John M. Casler....................        --             --            8,000         7,500        21,250         12,188

EMPLOYMENT AGREEMENTS

    The Company entered into employment agreements in 1997 with Gary Olen, Gregory R. Binkley, Charles B. Lingen, William G. Luth and John M. Casler to continue their employment in their present positions at their current annual base salary levels. Mr. Olen's agreement continues until December 31, 2001, and Messrs. Binkley's, Lingen's, Luth's and Casler's agreements continue until December 31, 1998. (Mr. Luth resigned his employment effective March 6, 1998). Such agreements contain certain nondisclosure, nonsolicitation and option forfeiture provisions. Each agreement is automatically renewed for additional one year terms unless either party gives two months' notice of nonrenewal, and terminates upon the employee's death, disability or retirement at age 65. Upon termination of the agreement by reason of death or disability, each of the employees or his estate is entitled to a payment equal to 12 months of his monthly base salary, plus a pro rata portion of the bonus that would otherwise have been payable to the employee under the Company's bonus plan then in effect. Upon termination of the agreement (i) by the employee for good reason (as defined in the agreement) or
(ii) by the Company without good cause or upon the Company's failure to renew the agreement, the employee is entitled to a payment equal to 24 months of his monthly base salary, plus a pro rata portion of the bonus that would otherwise have been payable to the employee under the Company's bonus plan then in effect. Each agreement also provides that if the employee is terminated, or resigns for good reason or if the Company fails to renew the agreement within two years following a substantial event (defined as a sale of substantially all of the Company's assets, a merger or other reorganization resulting in the incumbent directors constituting less than a majority of the board, or a tender offer for 50% or more of the Company's outstanding voting stock), such employee is entitled to a payment equal to three times his annual base salary, plus a pro rata portion of the bonus otherwise payable to the employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors is comprised of Vincent
W. Shiel, Leonard M. Paletz and William T. Sena. Mr. Paletz is a former Chief Executive Officer of the Company.

    During fiscal 1997, the Company purchased merchandise inventory in the amount of $2.0 million from ABN Sports. Dr. Shiel is a shareholder and director of ABN Sports, and Mark F. Kroger was a shareholder, Chairman of the Board, President, Chief Executive Officer and Treasurer of ABN Sports during 1997. The Company believes that the terms of such purchases were as favorable as could have been obtained from an unrelated party.

    Outdoor Consulting, Inc., a corporation owned by Dr. Shiel, provides certain consulting services to the Company. In addition, during 1997, Dr. Shiel, Mr. Paletz and Mr. Kroger held subordinated notes payable which were paid in full, and Dr. Shiel and Mr. Kroger owned shares of Series A Preferred Stock which were repurchased by the Company, upon completion of the Company's public offering of Common Stock in February 1998. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for the review and determination of salaries, bonuses and stock options for the executive officers of the Company. The Company's compensation policy seeks to provide an appropriate relationship between executive pay and the creation of shareholder value, while motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance and stock options. Measurement of corporate performance is primarily based on the pre-tax earnings of the Company. Accordingly, in years in which pre-tax earnings exceed certain goals, executive bonuses tend to be higher than in years in which performance is below these goals. The Committee revises these goals annually to create an incentive for senior management to increase sales, profit margin and earnings. The number of stock options granted to executive officers is based on a subjective determination by the Committee taking into consideration the individual's management level, total compensation package, contribution to the Company and overall corporate performance. Annual cash compensation, together with equity-based compensation, is designed to attract and retain qualified executives and to ensure that the executives have a continuing stake in the long-term success of the Company. In evaluating annual executive compensation, the Board examines sales growth, profit margin and pre-tax income and earnings per share as well as the executive's overall contribution to the Company's success.

    FISCAL 1997 COMPENSATION

    For fiscal 1997, the Company's executive compensation program consisted of base salary, a cash bonus pool and a stock option plan. The Board feels that options are an effective incentive for executives to create value for shareholders because the value of an option bears a direct relationship to the Company's stock price. In addition to the options granted to the Company's executive officers on an annual basis, the Board also authorized the grant of options to purchase an additional 220,000 shares of Common Stock to certain officers contingent upon the completion of the Company's recent public offering.

    The performance-oriented nature of the Company's executive compensation program is exemplified in the compensation granted in 1997 and 1996 when compared to compensation granted to the executive officers in prior years. The Chief Executive Officer and the other Named Executive Officers' compensation has increased as the pre-tax earnings of the Company have increased. The base salary for Mr. Olen, the Company's Chief Executive Officer, was $195,000 in 1997. Mr. Olen was awarded a cash bonus of $110,000 for 1997 along with options to purchase 33,790 shares of Common Stock.

    The Board believes that the award of options to Mr. Olen as well as his base compensation and the Company's Annual Bonus Plan link his compensation to the long-term performance of the Company and reflect the goals and policies of the Compensation Committee and the Board.

    Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the other named executive officers in the company's proxy statement. Compensation which is performance-based is exempt from the $1 million deductibility limitation. The Committee has reviewed the application of Section 162(m) to its executive compensation policies and does not believe that such policies are effected by the Section 162(m) limitation at this time.

                                          Vincent W. Shiel
                                          Leonard M. Paletz
                                          William T. Sena

                               PERFORMANCE GRAPH

    The following graph shows a five-year comparison of the cumulative total returns for the Company's Common Stock (*), the CRSP (**) Index for NASDAQ Stock Market and the CRSP Index for NASDAQ Retail Trade Stocks.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SPORTSMAN'S GUIDE     NASDAQ     RETAIL
12/31/92              $100.00     $100.00    $100.00
3/31/93               $175.00     $101.88     $94.65
6/30/93               $175.00     $103.83     $93.45
9/30/93               $200.00     $112.58    $103.65
12/31/93              $100.00     $114.80    $105.52
3/31/94               $187.50     $109.97     $96.98
6/30/94               $225.00     $104.83     $93.03
9/30/94               $212.50     $113.51    $101.70
12/31/94              $362.50     $112.21     $96.14
3/31/95               $312.50     $122.33     $95.10
6/30/95               $187.50     $139.93    $104.75
9/30/95               $150.00     $156.79    $112.13
12/31/95               $81.25     $158.70    $105.91
3/31/96                $25.00     $166.10    $119.12
6/30/96                $43.75     $179.66    $127.31
9/30/96                $75.00     $186.05    $134.40
12/31/96               $80.00     $195.19    $126.26
3/31/97               $143.75     $184.61    $120.10
6/30/97               $190.00     $218.45    $135.70
9/30/97               $247.50     $255.40    $153.86
12/31/97              $252.50     $239.53    $148.79

------------------------

* The Company's Common Stock has traded on the NASDAQ National Market since February 5, 1998. Prior to that date the Company's Common Stock was traded in the local over-the-counter market.

** Center for Research in Security Prices, Graduate School of Business, University of Chicago, Chicago, Illinois.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 27, 1998 (the record date for the Annual Meeting) by each director and nominee for director of the Company, each Named Executive Officer and all directors and executive officers as a group, and those persons or groups known by the Company to own more than 5% of the Common Stock.

                                                                             COMMON STOCK
                                                                          BENEFICIALLY OWNED
                                                                       -------------------------
NAME(1)                                                                  NUMBER     PERCENT(2)
---------------------------------------------------------------------  ----------  -------------
DIRECTORS AND EXECUTIVE OFFICERS:
Vincent W. Shiel(3)..................................................     637,647         15.2%
Gary Olen(4).........................................................     228,403          5.6%
Gregory R. Binkley(5)................................................      61,768          1.5%
Charles B. Lingen(6).................................................      35,755        *
William G. Luth(7)...................................................      36,920        *
John M. Casler(8)....................................................      19,000        *
Leonard M. Paletz(9).................................................     237,509          5.8%
Mark F. Kroger(10)...................................................      97,624          2.4%
William T. Sena, as trustee of various trusts for the benefit of Dr.
  and Mrs. Shiel and their children(11)..............................     118,371          2.9%
All Directors and Executive Officers as a Group
    (9 persons)(12)..................................................   1,472,997         32.4%

OTHER SHAREHOLDERS OWNING MORE THAN 5% OF COMMON STOCK:
Ralph E. Heyman, individually and as trustee of various trusts for the benefit of Dr. and Mrs. Shiel and their children and
  grandchildren(13)..................................................     453,960         11.0%

------------------------

*   Less than 1% of outstanding shares.

 (1) The address of each director and executive officer of the Company is 411 Farwell Avenue, South St. Paul, Minnesota 55075.

 (2) Percentages are calculated on the basis of the number of shares outstanding on February 27, 1998, plus the number of shares issuable pursuant to options and warrants held by the individual which are exercisable within 60 days after February 27, 1998. Warrants to purchase 695,603 shares of Common Stock were exercised subsequent to February 27, 1998.

 (3) Includes 525,851 shares (147,348 of which represent shares issuable upon the exercise of warrants) held in the name of Dr. Shiel as Trustee of the Vincent W. Shiel Revocable Trust and 111,796 shares (45,001 of which represent shares issuable upon the exercise of warrants) held in the name of Helen M. Shiel, wife of Dr. Shiel, as Trustee of the Helen M. Shiel Revocable Trust. Does not include 751,379 shares (157,652 of which represent shares issuable upon the exercise of warrants) held by Dr. and Mrs. Shiel's children or in trusts for the benefit of Dr. and Mrs. Shiel and their children and grandchildren, of which Dr. Shiel expressly disclaims beneficial ownership.

 (4) Includes 90,220 shares issuable upon the exercise of options.

 (5) Includes 2,000 shares held in the name of Mr. Binkley's wife and 51,768 shares issuable upon the exercise of options.

 (6) Includes 35,755 shares issuable upon the exercise of options.

 (7) Includes 36,920 shares issuable upon the exercise of options.

 (8) Includes 19,000 shares issuable upon the exercise of options.

 (9) Includes 46,020 shares issuable upon the exercise of warrants.

 (10) Includes 14,501 shares issuable upon the exercise of warrants.

 (11) Includes 118,371 shares (of which 40,000 shares are issuable upon the exercise of warrants) held as trustee of various trusts for the benefit of Dr. and Mrs. Shiel and their children, of which Mr. Sena has no pecuniary interest.

 (12) Includes 526,533 shares issuable upon the exercise of warrants and options. In addition, the Compensation Committee has approved the grant of options to purchase 100,000 shares to be allocated among selected officers and employees of the Company, including the Named Executive Officers.

 (13) Includes 451,960 shares (of which 97,652 shares are issuable upon the exercise of warrants) held as trustee of various trusts for the benefit of Dr. and Mrs. Shiel and their children and grandchildren, of which Mr. Heyman has no pecuniary interest. Mr. Heyman's address is 1100 Courthouse Plaza, S.W., Dayton, Ohio 45402.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and ten percent beneficial owners of Common Stock to file reports of ownership and changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company believes that during fiscal 1997 all filing requirements applicable to its directors, executive officers and ten percent beneficial owners were met, except for one Form 4 report which was not timely filed by Mr. Paletz due to inadvertence.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In January 1990, the Company entered into a Consulting Agreement with Outdoor Consulting, Inc. pursuant to which Outdoor Consulting, Inc. provides consulting services to the Company. The initial term of the agreement expired on December 31, 1990; however, the agreement continues on a year-to-year basis until terminated by either party upon 60 days prior written notice. The initial compensation payable under the agreement was $4,000 per month. Effective January 1, 1997, the compensation payable under this agreement was increased to $5,000 per month. Vincent W. Shiel is the sole shareholder and employee of Outdoor Consulting, Inc.

    In February 1994, the Company issued $3.2 million of subordinated notes payable in a private placement transaction with certain shareholders of the Company, including Vincent W. Shiel, Leonard M. Paletz and Mark K. Kroger. Pursuant to the terms of the notes, interest was payable quarterly at the rate of 8% and the entire principal amount was payable in February 1996 and was subsequently extended until May 1996. Of the entire financing, $2.5 million represented additional funds provided to the Company to meet certain working capital needs, $500,000 represented a rollover of the payment of short-term promissory notes issued in June 1993, $167,000 represented a rollover of the principal payments due in January 1994 for a subordinated note payable and $80,000 represented a rollover of a principal payment due to Mr. Paletz. Warrants to purchase 324,680 shares of Common Stock of the Company, at an exercise price of $1.88, were attached to the promissory notes issued in 1994.

    In May 1996, the Company issued $3.4 million of subordinated notes payable in a private placement to replace and renew the 1994 financing and certain other subordinated notes payable. These notes bore interest at 1.75% over prime, but not less than 9% (10.25% at February 10, 1998), payable quarterly. Pursuant to the terms of these subordinated notes payable, the entire principal amount was due June 15,

1998. The holders of the subordinated notes payable (and principal amount) included: Vincent W. Shiel and his wife ($986,074); Frederick J. Kroger, father of Mark F. Kroger ($723,334); Ralph E. Heyman, as trustee under various trusts for the benefit of Dr. and Mrs. Shiel and their children and grandchildren ($397,260); William T. Sena, as trustee under a trust for the benefit of Dr. and Mrs. Shiel and their children ($200,000); Leonard M. Paletz ($180,095); Stuart
A. Shiel, son of Dr. Shiel ($100,000); Mark F. Kroger ($31,667); and all others ($795,000). Warrants to purchase 341,347 shares of Common Stock of the Company, at an exercise price of $1.81, were attached to these subordinated notes payable. The Company's aggregate interest expense during 1997 for all of these financings was $347,842. The Company used a portion of the net proceeds from its public offering to pay in full all outstanding subordinated notes payable effective February 10, 1998.

    During 1997, the Company had 20,000 shares of Series A Preferred Stock outstanding which were issued for an aggregate purchase price of $200,000 ($10.00 per share) in 1990. The holders of the Series A Preferred Stock (and number of shares) included: Dr. and Mrs. Shiel (10,000 shares); Frederick J. Kroger (3,000 shares); Mark J. Kroger (1,000 shares); and all others (6,000 shares). The Company used a portion of the net proceeds from its public offering to repurchase all of the Series A Preferred Stock effective February 10, 1998. Because the terms of the Series A Preferred Stock did not contain any provision for its repurchase, the Board of Directors determined that the fair value of the Series A Preferred Stock was equal to the maximum amount payable under the terms of the Series A Preferred Stock upon a liquidation, dissolution or winding up of the Company. Based upon the formula contained in the terms of the Series A Preferred Stock, such amount was equal to $50.00 per share, or an aggregate of $1 million. One of the factors considered by the Board of Directors in making this determination was the fact that the holders of the Series A Preferred Stock would have received such maximum amount in connection with the proposed merger of the Company with VISTA 2000, Inc. in 1996 which was never consummated.

    During 1997, Gary Olen held an option to purchase 55,000 shares of Common Stock at an exercise price of $2.50 per share which became exercisable upon completion of the Company's public offering and would have expired six months thereafter. On July 1, 1997, the Board of Directors approved a loan to Mr. Olen in an amount necessary to pay the aggregate exercise price for the option and the income taxes payable by Mr. Olen upon exercise of the option. Subsequent to the public offering, the Company loaned Mr. Olen $238,700 for such purpose. The loan is for a term of five years, bears interest at the mid-term applicable federal rate as of the date of the loan (5.69%) and is collateralized by a pledge of the shares acquired upon exercise.

                             SHAREHOLDER PROPOSALS

    Proposals by shareholders intended to be presented at the 1999 Annual Meeting must be received by the Secretary of the Company on or before November 25, 1998 in order to be included in the proxy statement for that meeting. Proposals should be directed to the Company's executive offices at 411 Farwell Avenue, South St. Paul, Minnesota 55075, Attention: Mr. Charles B. Lingen, Secretary/Treasurer.

                             ADDITIONAL INFORMATION

    The Company's Annual Report to Shareholders for the fiscal year ended December 28, 1997 accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement.

                            SOLICITATION OF PROXIES

    The Company will bear the entire expense of this proxy solicitation. Arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy solicitation materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers and other regular employees of the Company may solicit proxies by mail, in person or by telephone.

                                          THE SPORTSMAN'S GUIDE, INC.

                                                      [SIGNATURE]

                                          Charles B. Lingen, SECRETARY

PROXY                     THE SPORTSMAN'S GUIDE, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 1998

    The undersigned hereby appoints Gary Olen, Gregory R. Binkley and Charles B. Lingen and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock of The Sportsman's Guide, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, April 23, 1998 at 10:00 a.m. and any adjournments thereof as follows:

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.   ELECTION OF DIRECTORS   FOR all nominees listed below   WITHHOLD AUTHORITY
                             (EXCEPT AS MARKED TO THE        TO VOTE FOR ALL
                             CONTRARY BELOW) / /             NOMINEES LISTED
                                                             BELOW / /

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A
                     LINE THROUGH THE NOMINEE'S NAME BELOW.

       Vincent W. Shiel, Gary Olen, Gregory R. Binkley, Charles B. Lingen
               Leonard M. Paletz, Mark F. Kroger, William T. Sena

2. Ratification of the engagement of Grant Thornton LLP as independent certified public accountants for the Company for fiscal 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. In their discretion to vote upon such other business as may properly come before the meeting.

                          (CONTINUED ON REVERSE SIDE)

    IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR THE RATIFICATION OF THE ENGAGEMENT OF GRANT THORNTON LLP.

    Please sign and date this Proxy below and return in the enclosed envelope.
                                              Dated: _____________________, 1998
                                              __________________________________
                                                         (Signature)
                                              __________________________________
                                                         (Signature)

                                              Please date and sign your name as
                                              it appears hereon. When signing as
                                              an attorney, executor,
                                              administrator, guardian or in some
                                              other representative capacity,
                                              please give full title. All joint
                                              owners must sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS